News Release

                                                                  NASDAQ: MEDQ
                                                         FOR IMMEDIATE RELEASE


                      MEDQUIST APPROVES 3-FOR-2 STOCK SPLIT
                   AND ACQUIRES MEDICAL TRANSCRIPTION COMPANY

     MARLTON, NJ, August 12, 1997 - MedQuist Inc. announced today that its Board of Directors has declared a 3-for-2 stock split to be effected through the issuance of three shares for every two shares of MedQuist common stock owned by shareholders as of the record date. The stock split will have a record date at the close of trading on August 25, 1997 and will be distributed to shareholders on September 9, 1997. MedQuist currently has approximately 7.1 million shares outstanding.

     David A. Cohen - Chairman, President and Chief Executive Officer of MedQuist - remarked, "We are pleased that the Company's progress has enabled the Board to declare this stock split. We hope that the additional shares outstanding will benefit stockholders by increasing trading activity and liquidity of the Company's shares".

     Additionally, MedQuist announced today that it has executed a definitive agreement to acquire Word Technologies, Inc., a medical transcription company based in Atlanta, Georgia. Word Technologies had annual revenues of approximately $2.2 million in 1996. Terms of the transaction are confidential. Closing is scheduled for August 14, 1997.

     David A. Cohen, Chairman, President and CEO of MedQuist said, "This transaction represents our ninth acquisition since our follow-on offering in May 1996. Strategically, this acquisition strengthens our competitive position in the growing Atlanta and southeast marketplaces".

     MedQuist is a leading national provider of electronic transcription and healthcare information management solutions.

         This press release contains forward-looking statements which involve risks and uncertainties. The actual results could differ materially from those suggested or anticipated in any such forward-looking statements as a result of various risks, including, without limitation, potential volatility of the Company's common stock and the financial markets; the potential for significant fluctuations in operating results; the failure to consummate and successfully integrate the mentioned acquisition; the dependence on a single line of business and the inability to attract and retain key personnel.

                                       ###

Contact: John R. Emery, Chief Financial Officer, MedQuist Inc.
(800) 355-6337, Ext. 418